Exhibit 5.1

[letterhead Fasken Martineau DuMoulin LLP]

August 6, 2010

Ur-Energy Inc.

10758 W. Centennial Road, Suite 200

Littleton, CO  80127

Dear Sirs,

Re: Registration Statement of Ur-Energy Inc.

We have acted as Canadian counsel to Ur-Energy Inc., a corporation continued under the laws of Canada (the “Corporation”).  This opinion is being rendered in connection with the proceedings taken and proposed to be taken by the Corporation in connection with the registration, pursuant to the registration statement on Form S-8 (the “Registration Statement”) being filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of an additional 565,639 common shares of the Corporation issuable pursuant to the Ur-Energy Inc. Amended and Restated Stock Option Plan 2005 (the “Option Plan”) (in addition to the 9,324,361 common shares of the Corporation previously registered with respect to the Option Plan on Form S-8) and 9,890,000 common shares of the Corporation issuable pursuant to the Ur-Energy Inc. Restricted Share Unit Plan (the “RSU Plan, together with the Option Plan, the “Plans”).  Although the Corporation has registered 9,890,000 under each Plan, the aggregate number of common shares which may be issuable at any given time under the Option Plan and the RSU Plan shall not exceed ten percent of the issued and outstanding shares of the Corporation at the grant date of such options and restricted share units.  The Corporation currently has reserved for issuance under the Plans an aggregate of 9,890,000 common shares of the Corporation (the “Shares”).

We have examined such corporate records, agreements and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. As to questions of fact, material to such opinions, we have, when relevant facts were not independently established by us, relied on the documents we have examined or upon the certifications and representations of officers of the Corporation.  We have assumed the authenticity of all the documents presented to us as originals.

Based on the foregoing, we are of the opinion that the Shares reserved for issuance in accordance with the Plans have been duly authorized by the Corporation and will (i) upon the exercise of the option for Shares in accordance with the Option Plan, be validly issued as fully paid and non-assessable shares in the capital of the Corporation, or (ii) upon the redemption of the restricted share units for Shares of the Corporation in accordance with the RSU Plan, as applicable, will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We do not express any opinion as to any laws other than the laws of the Province of Ontario and the laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Fasken Martineau DuMoulin LLP